Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 20, 2016, relating to the financial statements of Prudential Annuities Life Assurance Corporation Variable Account B, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 10, 2016, relating to the financial statements of Prudential Annuities Life Assurance Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 20, 2016